Scholastic Updates Fiscal 2013 Outlook

NEW YORK, Nov. 20, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, announced today that it has revised its earnings guidance for the fiscal year ending May 31, 2013. The Company now expects earnings from continuing operations to be in the range of $1.40 to $1.60 per diluted share on revenues of approximately $1.8 to $1.9 billion, compared to the prior guidance of a range of $2.20 to $2.40 per diluted share on revenues of approximately $1.9 to $2.0 billion. The earnings guidance excludes the impact of any one-time items associated with cost reduction programs and non-cash, non-operating items. Free cash flow for the fiscal year is now expected to be in the range of $100 to $120 million.

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The Company has revised its estimates as a result of factors that include lower curriculum product sales in its Educational Technology and Services segment, which the Company believes is attributable to school district financial resources being devoted to train district educators and administrators in advance of the implementation of the Common Core State Standards, thereby reducing the availability of funds for higher margin educational technology products, as well as a delay in purchasing decisions due to continued uncertainty regarding the federal budget. The Company's outlook for its Children's Book Publishing and Distribution segment was also revised to reflect lower sales in its Book Club business generally, lower than anticipated U.S. sales of The Hunger Games trilogy, and the impact of Superstorm Sandy on the School Book Fair and School Book Club businesses in the Northeast. In line with its previously communicated plan, the Company is investing in its digital initiatives at a higher level than in the prior fiscal year.

Scholastic will announce its fiscal 2013 second quarter results in mid-December 2012. Richard Robinson, Chairman, President and CEO; and Maureen O'Connell, Executive Vice President, CAO and CFO, will host a conference call and webcast to discuss the results at that time. Further details on the call and webcast will be issued in the coming weeks.

About Scholastic
Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books and ebooks, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, +1-212-343-6741, investor_relations@scholastic.com, or Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com